Exhibit 10.1

NEOSE THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Neos Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service.  This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal monthly installments. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a month, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first month in which the Eligible Director provides the service, and regular full monthly payments thereafter. All annual cash fees are vested upon payment.

1.                                      Annual Board Service Retainer:

a.                                      All Eligible Directors: $35,000

b.                                      Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $25,000

2.                                      Annual Committee Member Service Retainer:

a.                                      Member of the Audit Committee: $7,500

b.                                      Member of the Compensation Committee: $5,000

c.                                       Member of the Nominating and Corporate Governance Committee: $3,750

3.                                      Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.                                      Chairman of the Audit Committee: $15,000

b.                                      Chairman of the Compensation Committee: $10,000

c.                                       Chairman of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

The equity compensation set forth below will be granted under the Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to not less than 100 percent of the Fair Market Value (as defined in the Plan) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service by the Eligible Director).

1.                                      Initial Grant: On the date of an Eligible Director’s initial election or appointment to the Board (or, if such date of election or appointment is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 12,500 shares.  The shares subject to each stock option will vest in a series of eight (8) equal quarterly installments commencing on the date that is three months after the date of grant, such that the option will be fully vested on the second anniversary of the date of grant, subject to the Eligible Director’s continuous service through each such vesting date.

2.                                      Annual Grant: On the date of each annual stockholder meeting of the Company, each Eligible Director who continues to serve as a non-employee member of the Board immediately therefore will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase such number of shares of common stock equal to $38,000 in fair value on the grant date using a Black-Scholes option pricing model.  The resulting shares subject to the stock option will vest quarterly over one year from the grant date, subject to the Eligible Director’s continuous service through each such vesting date.

June 13, 2019